Exhibit 5.1

[LETTERHEAD OF LANG MICHENER]

March 11, 2003

Mad Catz Inc.

7480 Mission Valley Road

Suite 101

SanDiego, CA 92108

U.S.A.

Dear Sirs:

Re: Mad Catz Interactive, Inc.

We are counsel to Mad Catz Interactive, Inc. (the “Corporation”) and have acted on its behalf in connection with its amended and restated incentive stock option plan (the “Plan”).

As the basis for the opinions herein expressed, we have made such investigations and examined such additional documents and proceedings as we have considered relevant and necessary. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of documents submitted to us as certified, conformed or photostatic copies or facsimiles.

The opinions expressed herein are expressly limited to the laws of the Province of Ontario and the laws of Canada applicable therein and we express no opinion as to the laws of any other jurisdiction.

Based and relying on the foregoing, we are of the opinion that all necessary corporate action has been taken to reserve for issuance common shares of the Corporation in accordance with applicable law to be issued upon the exercise of the stock options granted pursuant to the Plan and when issued in accordance with the terms of the Plan, such common shares of the Corporation will be validly issued as fully paid and non-assessable shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Yours very truly,

/s/    Lang Michener